EXHIBIT 99.1

MOSAIC GLOBAL HOLDINGS INC.

ANNOUNCES CASH OFFER

FOR HIGH-YIELD NOTES

(November 19, 2004) LAKE FOREST, Illinois – Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.) (the “Company”), today announced that it will offer to purchase for cash any and all of the outstanding 11.250% Senior Notes due 2011, 10.875% Senior Notes due 2008 and 10.875% Senior Notes due 2013 (the “Notes”) originally issued by IMC Global Inc. The offer is being made as a result of the change in control of the Company as of October 22, 2004 and is required by the indentures governing the Notes.

The Offer commenced today and will expire at 5:00 p.m., New York City time, on January 5, 2005 (the “expiration time”). Holders of Notes who have validly tendered their Notes prior to the expiration time will receive a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any. Notes tendered may be withdrawn at any time prior to 5:00 p.m., New York City time on January 6, 2005.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This offer is made only through the Issuer Repurchase Offer Notice and related Letter of Transmittal, which are being provided to noteholders today. Copies of these documents may also be obtained by contacting the Paying Agent under the indentures, the Bank of New York, at (212) 815-3738.

The Company, a Delaware corporation incorporated in 1987, is one of the world’s leading producers and distributors of crop nutrients to the domestic and international agricultural communities, and one of the foremost manufacturers and distributors of animal feed ingredients worldwide. On October 22, 2004, the Company became a wholly owned subsidiary of The Mosaic Company
(NYSE: MOS), a Delaware corporation.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments. Such statements are based upon the current beliefs and expectations of Mosaic Global Holdings Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.